Exhibit 23.3

Building 27, The Woodlands Office Park, Woodlands Drive Woodmead 2148, Johannesburg South Africa	T +27 11 798 4300 www.erm.com

Critical Metals Corp (the “Company”)	DATE: 19 June 2026
c/o Maples Corporate Services (BVI) Limited
Kingston Chambers, PO Box 173, Road Town
Tortola, British Virgin Islands

CSA Global South Africa (Pty) Limited (“CSA”), an ERM group company, is the authoring firm of the report titled “S-K 1300 Technical Report Summary” dated 27 April 2023, effective date 5 December 2022, regarding the mining property known as the Wolfsberg Lithium Project (the “Project”), which was prepared in accordance with the United States Securities and Exchange Commission (“SEC”) S-K regulations (Title 17, Part 229, Items 601 and 1300 to 1305) for the Company (the “Expert Report”).

CSA understands that the Company wishes to refer to CSA’s name and the Expert Report in its Registration Statement on Form F-3 (the “Form F-3”) to be prepared and filed by the Company. CSA further understands that the Company wishes to incorporate by reference extracts and/or information from the Expert Report in the Form F-3 related to the Project. CSA has been provided with a copy of Form F-3 and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Registration Statement, CSA does hereby consent to:

●	the use of, and references to, its name in the Form F-3;

●	the use of, and references to, the Expert Report in the Form F-3; and

●	the use of, in the Form F-3, extracts and information from the Expert Report or portions thereof,

(collectively, the “Undersigned’s Information”).

CSA confirms that where its work involved a Mineral Resource or Mineral Reserve estimate, such estimates comply with the requirements for Mineral Resource and Mineral Reserve estimation under Subpart 1300 of Regulation S-K promulgated by the SEC.

CSA also confirms that its representatives have read the disclosure included in, or incorporated by reference into, the Form F-3 that relates to the Undersigned’s Information and the Project, and CSA confirms that the disclosure included in the Form F-3 does not contain a misrepresentation.

For and on behalf CSA:

By:	/s/ Steve McKeown
Name:	Steve McKeown
Title:	Partner, EMEA

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